Exhibit 1.01

Conflict Minerals Report

Western Digital Corporation has included this Conflict Minerals Report as an exhibit to its Form SD for calendar year 2014 as required by Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Conflict Minerals Rule”). The date of filing of this Conflict Minerals Report is June 1, 2015.

Unless the context indicates otherwise, the terms “we,” “its,” “us” and “our” refer to Western Digital Corporation, or WDC, and its consolidated subsidiaries. WDC is the parent company of our storage business, which operates under two independent subsidiaries – HGST, Inc. and Western Digital Technologies, Inc., or WD. As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “intend” and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary Conflict Minerals benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source Conflict Minerals, (3) internal and external resource constraints and (4) political and regulatory developments, whether in the Democratic Republic of the Congo (the “DRC”), its adjoining countries, the United States or elsewhere. You should not place undue reliance on these forward-looking statements, which speak only as of the date of filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this document or to reflect the occurrence of unanticipated events.

Applicability of the Conflict Minerals Rule to Our Company

We are a leading developer, manufacturer and provider of data storage solutions that enable consumers, businesses, governments and other organizations to create, manage, experience and preserve digital content. Our product portfolio includes hard disk drives and solid-state drives.

We are subject to the Conflict Minerals Rule because certain products that we manufacture or contract to be manufactured contain Conflict Minerals that are necessary to the functionality or production of the products. However, we do not directly source Conflict Minerals from mines, smelters or refiners. We believe that in most cases we are several steps removed in the supply chain from these market participants, limiting our influence over their sourcing. Furthermore, because of the depth, geographic diversity, complexity and evolution of our supply chain, and due to competitive factors, we often have significant difficultly identifying market participants above our direct suppliers in the supply chain. Through the efforts described in this Conflict Minerals Report, we seek to ensure that our sourcing practices are consistent with the expectations provided in our Conflict Minerals Policy, which we describe below.

For 2014, each of our in-scope products contained at least some Conflict Minerals content for which we were unable to determine the origin. We describe our product, smelter and refiner information for 2014 under “Product Information” below and on Annex A. For 2014, we did not find that any of the necessary Conflict Minerals contained in these in-scope products directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country. However, we did not conclude that any of our products were “DRC conflict free.” Our use of the terms “adjoining country,” “armed group” and “DRC conflict free” have the same meanings as those provided in the Conflict Minerals Rule.

Our Conflict Minerals Policy

We strongly disapprove of the violence in the DRC and adjoining countries. We started communicating with suppliers in 2010 regarding responsible sourcing of Conflict Minerals, and remain committed to supporting responsible sourcing. We also take seriously our compliance obligations under the Conflict Minerals Rule. To these ends, we have adopted and communicated to our suppliers and the public our policy regarding Conflict Minerals (our “Conflict Minerals Policy”). Our Conflict Minerals Policy provides our expectations that our suppliers:

1.	Supply materials to us that are “DRC conflict free;” our Conflict Minerals Policy states that this means (a) any Conflict Minerals necessary to the functionality and production of supplied materials do not directly or indirectly finance armed groups through mining or mineral trading in the DRC or an adjoining country, or (b) any Conflict Minerals in supplied materials are from recycled or scrap sources; and

2.	Adopt policies with respect to Conflict Minerals in support of our Conflict Minerals Policy and, throughout the supply chain, to require their suppliers to adopt similar policies.

Our focus on the responsible sourcing of Conflict Minerals began well in advance of the adoption of the Conflict Minerals Rule. We have been a member of the Electronic Industry Citizenship Coalition (“EICC”) since 2007. The EICC is an industry collaboration with a focus on improving working conditions and environmental stewardship throughout the electronics supply chain. Through the EICC’s Conflict-Free Sourcing Initiative (the “CFSI”), we have worked and continue to work with other companies focusing on responsible Conflict Minerals sourcing.

Reasonable Country of Origin Inquiry Information

As required by the Conflict Minerals Rule, we conducted a “reasonable country of origin inquiry” covering 2014. Our outreach included communicating requests for Conflict Minerals Reporting Templates from those suppliers that we identified as having provided us with components, parts or products containing Conflict Minerals, or that we believe may have provided us with components, parts or products containing Conflict Minerals.

For 2014, these suppliers identified to us 219 different smelters and refiners that processed the necessary Conflict Minerals contained in our in-scope products. Based on our reasonable country of origin inquiry with our suppliers, the information reported by suppliers that submitted Conflict Minerals Reporting Templates to us, and the country of origin information that the CFSI makes available to its members, we concluded that 201 of these smelters and refiners sourced exclusively from outside of the DRC and its adjoining countries, as described under “Identified Smelters and Refiners.”

In connection with our reasonable country of origin inquiry, our suppliers also identified to us 11 smelters and refiners that processed necessary Conflict Minerals in our supply chain that we reasonably believe sourced only recycled or scrap content for at least part of 2014. An additional 44 smelters and refiners identified to us by our suppliers processed Conflict Minerals from both recycled or scrap and newly mined sources. The foregoing determinations were based on origin information that the CFSI makes available to its members. To the extent that a smelter or refiner processed both recycled or scrap and newly mined Conflict Minerals, we were unable to determine which source the necessary Conflict Minerals in our products originated from.

For our reasonable country of origin inquiry, to the extent applicable, we utilized the same processes and procedures as for our due diligence.

Pursuant to the Conflict Minerals Rule, based on the results of our reasonable country of origin inquiry, we were required to conduct due diligence for 2014. We discuss these due diligence efforts below.

Due Diligence Program Design

Design Framework

We have designed our due diligence measures relating to Conflict Minerals to conform with, in all material respects, the criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Second Edition 2013) (the “OECD Guidance”).

Selected Elements of Design Framework

The OECD Guidance established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. We discuss selected elements of our due diligence program design below. However, these are not all of the elements of our due diligence program designed to help ensure the responsible sourcing of Conflict Minerals contained in our products. The headings below conform to the headings used in the OECD Guidance for each of the five steps. We discuss selected due diligence measures that we took in respect of 2014 under “Due Diligence Program Execution.”

1.	Establish strong company management systems

a.	We have a team of senior staff who are members of the working groups responsible for the management and continued implementation of our Conflict Minerals compliance strategy. This staff reports to the Senior Vice President, Chief Procurement Officer of WD, in respect of that subsidiary, and reports to the Senior Vice President of Quality Assurance/CTS of HGST, in respect of that subsidiary. WD and HGST operate as independent subsidiaries due to regulatory requirements. Procurement and Quality are represented on the working groups at each of WD and HGST. At the WDC level, the following functional areas are represented on its working group or otherwise involved with our compliance process: corporate compliance; financial reporting; internal audit; investor relations; and legal.

b.	Selected personnel at WD and HGST receive training on the Conflict Minerals Rule, the OECD Guidance, our compliance program and our procedures for reviewing and validating supplier responses to our inquiries. We have prepared an internal procedure document addressing certain aspects of our compliance program, including our review and validation of supplier responses. This document is communicated to the members of the working groups.

c.	We utilize specialist outside counsel and other consultants to assist us with our compliance efforts.

d.	We have adopted the Conflict Minerals Policy. The Conflict Minerals Policy is posted on our website and distributed electronically to selected employees and suppliers.

e.	We utilize the Conflict Minerals Reporting Template (the “Conflict Minerals Reporting Template”) developed by the CFSI to identify smelters and refiners in our supply chain. The Conflict Minerals Reporting Template requires suppliers to provide information concerning the usage and source of Conflict Minerals in their components, parts and products, as well as information concerning their related compliance efforts. We encourage our suppliers to participate in appropriate third-party training to enhance the accuracy and quality of the information that they provide to us.

f.	We are a member of the EICC and the CFSI.

g.	We have procedures to maintain business records relating to Conflict Minerals due diligence, including records of due diligence processes, findings and resulting decisions, on a computerized database for at least five years.

h.	Certain of our forms of purchase order terms and conditions contain a requirement to comply with environmental specifications for materials, components and products, which specifically reference Conflict Minerals compliance, and the EICC Code of Conduct, which provides for the responsible sourcing of minerals generally.

i.	With the dissemination of the Conflict Minerals Reporting Template, we remind suppliers of our Conflict Minerals Policy and indicate third-party resources that they can refer to for additional information. In addition, we remind certain suppliers of our compliance expectations during supplier business reviews.

j.	We have a third-party managed Ethics Hotline available for employees, suppliers and other interested parties to report potential violations of our Conflict Minerals Policy. We communicate to these stakeholders the availability of our Ethics Hotline for reporting potential violations of our Conflict Minerals Policy.

2.	Identify and assess risk in the supply chain

a.	We request that suppliers provide us with information concerning the usage and source of Conflict Minerals in the components, parts and products that they sell to us and their related compliance efforts through the completion of a Conflict Minerals Reporting Template. We follow up by email or phone with suppliers that do not respond to the request for a completed Conflict Minerals Reporting Template within a specified time frame. At some of our business units, as part of the supplier on-boarding process, we require the completion of a Conflict Minerals Reporting Template or otherwise make inquiries concerning Conflict Minerals content.

b.	We use internally-approved written review criteria to identify incomplete responses, potential errors and inaccuracies in suppliers’ Conflict Minerals Reporting Templates. We follow up by email or phone with a supplier that submits an incomplete response or a response that we believe contains errors or inaccuracies or that otherwise provides a written response determined not to be suitable by us. We follow up with other suppliers as we deem appropriate.

c.	We review smelter and refiner information suppliers provide against the Standard Smelter Names tab of the Conflict Minerals Reporting Template and the list of known processing facilities published by the U.S. Department of Commerce (the “Commerce Department List”). To the extent that a smelter or refiner identified by a supplier is not on either of these lists, through the CFSI, we attempt to determine whether the listed entity is a smelter or refiner and to confirm its status.

d.	We also review smelter and refiner information against the lists of “compliant” and “active” smelters and refiners and country of origin information published by the CFSI, the London Bullion Market Association (“LBMA”), the Responsible Jewellery Council (“RJC”) and the Tungsten Industry – Conflict Minerals Council (“TI-CMC”). To the extent that a smelter or refiner identified by a supplier is not listed as “compliant” or the equivalent by any of these independent third-parties, we consult publicly available information and/or the information that the CFSI makes available to its members to attempt to determine whether that smelter or refiner obtained Conflict Minerals from sources that directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country.

3.	Design and implement a strategy to respond to identified risks

a.	We have procedures for monitoring and reporting on risk to designated senior management and the Audit Committee of the Board of Directors. Pursuant to these procedures, the findings of our compliance efforts are reported to (i) the Senior Vice President, Chief Procurement Officer of WD, in respect of that subsidiary, (ii) the Senior Vice President of Quality Assurance/CTS of HGST, in respect of that subsidiary, and (iii) for our company as a whole, the General Counsel and the Audit Committee of the Board of Directors.

b.	We have a risk management plan. Risk mitigation actions under our plan can include escalation by delivering a written request to higher management levels in the supplier’s organization and issuing a formal complaint and a temporary reduction or suspension in trade. Our risk management plan provides for increasing levels of escalation to specified internal personnel and allows for a flexible response that is commensurate with the risks identified.

4.	Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

a.	In connection with our due diligence, we utilize information made available by the CFSI, the LBMA, the RJC and the TI-CMC concerning independent third-party audits of smelters and refiners to determine whether the smelter or refiner was compliant with the applicable third-party conflict free certification.

b.	We also support independent third-party audits by being a member of the CFSI.

5.	Report on supply chain due diligence

We file a Form SD, and to the extent applicable a Conflict Minerals Report, with the Securities and Exchange Commission and make them available on our website.

Due Diligence Program Execution

We performed the following due diligence measures in respect of the 2014 compliance period. These are not all of the measures that we took in respect of 2014 in furtherance of our Conflict Minerals Policy and Conflict Minerals compliance program or pursuant to the Conflict Minerals Rule and the OECD Guidance. For a discussion of the design of our due diligence measures, please see “Due Diligence Program Design.”

1.	We sent requests to all of our suppliers that we identified for 2014 as having provided us with components, parts or products containing Conflict Minerals, or that we believe may have provided us with components, parts or products containing Conflict Minerals, to provide us with a completed Conflict Minerals Reporting Template. We requested that our suppliers furnish us with a completed template at the product level (i.e., specific to the products that they sold to us, rather than pertaining to the products sold to all of their customers). We followed up by email or phone with suppliers that did not provide a completed template within the specified time frame.

2.	At some of our business units, as part of the supplier on-boarding process, we requested that selected suppliers complete a Conflict Minerals Reporting Template or otherwise made inquiries concerning the Conflict Minerals content of the components, parts and/or products that we purchased from them.

3.	We held training sessions, which were conducted by a third-party consultant, for personnel involved with the review of the Conflict Minerals Reporting Templates received from suppliers.

4.	We reviewed the completed Conflict Minerals Reporting Templates based on our internally-approved written review criteria to identify incomplete responses, potential errors, inaccuracies and potential DRC region sourcing.

5.	We reviewed the smelters and refiners identified by our suppliers against those contained on the Standard Smelter Names tab of the Conflict Minerals Reporting Template and the Commerce Department List. To the extent that they were not on either of those lists, we (a) requested that the supplier confirm that the listed entity is a smelter or refiner, and/or (b) consulted with the CFSI or publicly available information to attempt to determine whether the identified entity was a smelter or refiner, and/or (c) attempted to contact the listed entity.

6.	When a completed Conflict Minerals Reporting Template from a supplier identified a smelter or refiner, we also reviewed that information against the lists of compliant and active (or the equivalent) smelters and refiners and country of origin information published by the CFSI, the LBMA, the RJC and the TI-CMC.

7.	When a completed Conflict Minerals Reporting Template from a supplier identified a smelter or refiner that was not listed as compliant or the equivalent by the CFSI, the LBMA, the RJC or the TI-CMC, we consulted publicly available information and/or the information that the CFSI makes available to its members to attempt to determine whether that smelter or refiner obtained Conflict Minerals from sources that directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country.

8.	The findings of our compliance efforts in respect of 2014 were reported (i) to the Senior Vice President, Chief Procurement Officer of WD, in respect of that subsidiary, (ii) to the Senior Vice President of Quality Assurance/CTS of HGST, in respect of that subsidiary, and (iii) for our company as a whole, the General Counsel and the Audit Committee of the Board of Directors.

9.	Pursuant to our risk management plan, we sent written requests to higher management levels in certain suppliers’ organizations where it was deemed advisable.

10.	We supported independent third-party audits of smelters and refiners through our membership in the CFSI. In addition, certain of our personnel were members of various CFSI committees.

Product Information

We do not directly source Conflict Minerals from mines, smelters or refiners. We believe that in most cases we are several steps removed in the supply chain from these market participants, limiting our influence over their sourcing. Furthermore, because of the depth, geographic diversity, complexity and evolution of our supply chain, and due to competitive factors, we often have significant difficultly identifying market participants in the supply chain above our direct suppliers. Due to these challenges of tracing a multi-tier supply chain, we were unable to determine the origin of at least a portion of the Conflict Minerals in each of our in-scope products for 2014.

For 2014, our in-scope product categories were: (1) hard disk drives; (2) solid-state drives; (3) home entertainment products, which include media players; and (4) personal cloud and small business storage devices. For a further discussion of our products, see our Annual Report on Form 10-K for the fiscal year ended June 27, 2014. The information contained in our Form 10-K is not incorporated by reference into, or a part of, this Conflict Minerals Report.

For 2014, we did not find that any necessary Conflict Minerals contained in these in-scope products directly or indirectly financed or benefitted an armed group in the DRC or an adjoining country. An “armed group” under the Conflict Minerals Rule is an armed group that is identified as a perpetrator of serious human rights abuses in annual Country Reports on Human Rights Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 relating to the DRC or an adjoining country. However, we did not conclude that any of our products were “DRC conflict free.”

Identified Smelters and Refiners

In connection with our reasonable country of origin inquiry or due diligence, as applicable, our suppliers identified to us the facilities listed on Annex A as having processed the necessary Conflict Minerals contained in our in-scope products for 2014. Due to our position in the supply chain, which we discuss above, we rely on our suppliers for accurate smelter and refiner information. Our due diligence measures cannot provide absolute certainty regarding the source and chain of custody of the necessary Conflict Minerals contained in our 2014 in-scope products.

As indicated in the table in Annex A, of the 219 identified smelters and refiners, 136, or 62%, were Compliant and 28, or 13%, were Active as of May 1, 2015. See the notes to the table in Annex A for definitions of Compliant and Active and other important information concerning the data presented in the table.

We endeavored to determine the mine or location of origin of the Conflict Minerals contained in our 2014 in-scope products by requesting that our suppliers provide us with a completed Conflict Minerals Reporting Template. Where a Conflict Minerals Reporting Template provided by a supplier identified a smelter or refiner, we also reviewed publicly available information and information made available by the CFSI, the LBMA, the RJC and the TI-CMC, to the extent available, and in certain cases attempted to contact the smelter or refiner, to try to determine the mine or location of origin.

Future Risk Mitigation Efforts

We intend to take the following additional steps to mitigate the risk that the necessary Conflict Minerals in our 2015 in-scope products benefit armed groups:

1.	Require suppliers to complete Revision 4.0 of the Conflict Minerals Reporting Template.

2.	Continue to encourage suppliers that provided company level information for 2014 to provide product level information for 2015 through ongoing outreach with these suppliers.

3.	Engage with suppliers that provided incomplete responses or that did not provide responses for 2014 to help ensure that they provide requested information for 2015.

4.	As a CFSI member, continue to work with the CFSI to monitor and encourage the continuing development and progress of traceability measures at suppliers that indicated for 2014 that the source of Conflict Minerals was unknown or undeterminable.

5.	Communicate to new potentially in-scope suppliers our sourcing expectations, including through the dissemination of our Conflict Minerals Policy to them. In addition, as new in-scope suppliers are added, work with these suppliers to help ensure that they understand the requirements of the Conflict Minerals Rule and the OECD Guidance.

All of the foregoing steps are in addition to the steps that we took in respect of 2014, which we intend to continue to take in respect of our 2015 compliance efforts, to the extent applicable.

Annex A

Capitalized terms used and not otherwise defined in this Annex have the meanings set forth in the Conflict Minerals Report of which this Annex is a part.

Smelters and Refiners

In connection with our reasonable country of origin inquiry or due diligence, as applicable, our suppliers identified to us the smelters and refiners listed below as having processed the necessary Conflict Minerals contained in our in-scope products in 2014. Please see the notes that accompany the table for important information concerning the data in the table.

Smelter and Refiner Information (1)

Metal	Name of Smelter or Refiner	Smelter or Refiner Status
Gold	Aida Chemical Industries Co. Ltd.	Compliant
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Compliant
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Compliant
Gold	Argor-Heraeus SA	Compliant
Gold	Asahi Pretec Corporation	Compliant
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Compliant
Gold	Aurubis AG	Compliant
Gold	Boliden AB	Compliant
Gold	CCR Refinery – Glencore Canada Corporation	Compliant
Gold	Chimet S.p.A.	Compliant
Gold	Dowa	Compliant
Gold	Eco-System Recycling Co., Ltd.	Compliant
Gold	Heimerle + Meule GmbH	Compliant
Gold	Heraeus Ltd. Hong Kong	Compliant
Gold	Heraeus Precious Metals GmbH & Co. KG	Compliant
Gold	Ishifuku Metal Industry Co., Ltd.	Compliant
Gold	Istanbul Gold Refinery	Compliant
Gold	Japan Mint	Compliant
Gold	Johnson Matthey Inc	Compliant
Gold	Johnson Matthey Ltd	Compliant
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Compliant
Gold	JX Nippon Mining & Metals Co., Ltd.	Compliant
Gold	Kazzinc Ltd	Compliant
Gold	Kennecott Utah Copper LLC	Compliant
Gold	Kojima Chemicals Co., Ltd	Compliant
Gold	L’ azurde Company For Jewelry	Compliant
Gold	LS-NIKKO Copper Inc.	Compliant
Gold	Materion	Compliant
Gold	Matsuda Sangyo Co., Ltd.	Compliant
Gold	Metalor Technologies (Hong Kong) Ltd	Compliant
Gold	Metalor Technologies (Singapore) Pte. Ltd.	Compliant
Gold	Metalor Technologies SA	Compliant
Gold	Metalor USA Refining Corporation	Compliant
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	Compliant
Gold	Mitsubishi Materials Corporation	Compliant
Gold	Mitsui Mining and Smelting Co., Ltd.	Compliant
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Compliant

Metal	Name of Smelter or Refiner	Smelter or Refiner Status
Gold	Nihon Material Co. LTD	Compliant
Gold	Ohio Precious Metals, LLC	Compliant
Gold	Ohura Precious Metal Industry Co., Ltd	Compliant
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	Compliant
Gold	PAMP SA	Compliant
Gold	PT Aneka Tambang (Persero) Tbk	Compliant
Gold	PX Précinox SA	Compliant
Gold	Rand Refinery (Pty) Ltd	Compliant
Gold	Royal Canadian Mint	Compliant
Gold	Schone Edelmetaal	Compliant
Gold	SEMPSA Joyería Platería SA	Compliant
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	Compliant
Gold	Solar Applied Materials Technology Corp.	Compliant
Gold	Sumitomo Metal Mining Co., Ltd.	Compliant
Gold	Tanaka Kikinzoku Kogyo K.K.	Compliant
Gold	The Refinery of Shandong Gold Mining Co. Ltd	Compliant
Gold	Tokuriki Honten Co., Ltd	Compliant
Gold	Umicore Brasil Ltda	Compliant
Gold	Umicore Precious Metals Thailand	Compliant
Gold	Umicore SA Business Unit Precious Metals Refining	Compliant
Gold	United Precious Metal Refining, Inc.	Compliant
Gold	Valcambi SA	Compliant
Gold	Western Australian Mint trading as The Perth Mint	Compliant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Compliant
Gold	Zijin Mining Group Co. Ltd	Compliant
Gold	Asaka Riken Co Ltd	Active
Gold	Cendres + Métaux SA	Active
Gold	Sabin Metal Corp.	Active
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Active
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	Active
Gold	Yokohama Metal Co Ltd	Active
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	On Standard List
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	On Standard List
Gold	Bauer Walser AG	On Standard List
Gold	Caridad	On Standard List
Gold	Chugai Mining	On Standard List
Gold	Daejin Indus Co. Ltd	On Standard List
Gold	Daye Non-Ferrous Metals Mining Ltd.	On Standard List
Gold	Do Sung Corporation	On Standard List
Gold	Doduco	On Standard List
Gold	FSE Novosibirsk Refinery	On Standard List
Gold	Hwasung CJ Co. Ltd	On Standard List
Gold	Guangdong Jinding Gold Limited	On Standard List
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	On Standard List
Gold	Jiangxi Copper Company Limited	On Standard List
Gold	Korea Metal Co. Ltd	On Standard List
Gold	Kyrgyzaltyn JSC	On Standard List
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	On Standard List

Metal	Name of Smelter or Refiner	Smelter or Refiner Status
Gold	Moscow Special Alloys Processing Plant	On Standard List
Gold	Navoi Mining and Metallurgical Combinat	On Standard List
Gold	OJSC Kolyma Refinery	On Standard List
Gold	Penglai Penggang Gold Industry Co Ltd	On Standard List
Gold	Prioksky Plant of Non-Ferrous Metals	On Standard List
Gold	SAMWON METALS Corp.	On Standard List
Gold	So Accurate Group, Inc.	On Standard List
Gold	The Great Wall Gold and Silver Refinery of China	On Standard List
Gold	Tongling nonferrous Metals Group Co.,Ltd	On Standard List
Gold	Torecom	On Standard List
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	Compliant
Tantalum	Conghua Tantalum and Niobium Smeltry	Compliant
Tantalum	Duoluoshan	Compliant
Tantalum	Exotech Inc.	Compliant
Tantalum	F&X Electro-Materials Ltd.	Compliant
Tantalum	Global Advanced Metals Aizu	Compliant
Tantalum	Global Advanced Metals Boyertown	Compliant
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	Compliant
Tantalum	H.C. Starck Co., Ltd.	Compliant
Tantalum	H.C. Starck GmbH Goslar	Compliant
Tantalum	H.C. Starck GmbH Laufenburg	Compliant
Tantalum	H.C. Starck Hermsdorf GmbH	Compliant
Tantalum	H.C. Starck Inc.	Compliant
Tantalum	H.C. Starck Ltd.	Compliant
Tantalum	H.C. Starck Smelting GmbH & Co.KG	Compliant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	Compliant
Tantalum	Hi-Temp Specialty Metals, Inc.	Compliant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	Compliant
Tantalum	Jiujiang Tanbre Co., Ltd.	Compliant
Tantalum	KEMET Blue Metals	Compliant
Tantalum	KEMET Blue Powder	Compliant
Tantalum	King-Tan Tantalum Industry Ltd	Compliant
Tantalum	LSM Brasil S.A.	Compliant
Tantalum	Mineração Taboca S.A.	Compliant
Tantalum	Mitsui Mining & Smelting	Compliant
Tantalum	Molycorp Silmet A.S.	Compliant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	Compliant
Tantalum	Plansee SE Liezen	Compliant
Tantalum	QuantumClean	Compliant
Tantalum	RFH Tantalum Smeltry Co., Ltd	Compliant
Tantalum	Solikamsk Magnesium Works OAO	Compliant
Tantalum	Taki Chemicals	Compliant
Tantalum	Telex	Compliant
Tantalum	Ulba	Compliant
Tantalum	Zhuzhou Cement Carbide	Compliant
Tin	Alpha	Compliant
Tin	China Rare Metal Materials Company	Compliant
Tin	CV United Smelting	Compliant
Tin	EM Vinto	Compliant

Metal	Name of Smelter or Refiner	Smelter or Refiner Status
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	Compliant
Tin	Magnu’s Minerais Metais e Ligas LTDA	Compliant
Tin	Malaysia Smelting Corporation (MSC)	Compliant
Tin	Melt Metais e Ligas S/A	Compliant
Tin	Metallo Chimique	Compliant
Tin	Mineração Taboca S.A.	Compliant
Tin	Minsur	Compliant
Tin	Mitsubishi Materials Corporation	Compliant
Tin	Operaciones Metalurgical S.A.	Compliant
Tin	PT Babel Inti Perkasa	Compliant
Tin	PT Bangka Putra Karya	Compliant
Tin	PT Bangka Tin Industry	Compliant
Tin	PT Belitung Industri Sejahtera	Compliant
Tin	PT Bukit Timah	Compliant
Tin	PT DS Jaya Abadi	Compliant
Tin	PT Eunindo Usaha Mandiri	Compliant
Tin	PT Mitra Stania Prima	Compliant
Tin	PT Prima Timah Utama	Compliant
Tin	PT REFINED BANGKA TIN	Compliant
Tin	PT Sariwiguna Binasentosa	Compliant
Tin	PT Stanindo Inti Perkasa	Compliant
Tin	PT Tambang Timah	Compliant
Tin	PT Timah (Persero), Tbk	Compliant
Tin	PT Tinindo Inter Nusa	Compliant
Tin	Thaisarco	Compliant
Tin	White Solder Metalurgia e Mineração Ltda.	Compliant
Tin	Yunnan Tin Company, Ltd.	Compliant
Tin	China Tin Group Co., Ltd.	Active
Tin	Cooper Santa	Active
Tin	CV Nurjanah	Active
Tin	CV Serumpun Sebalai	Active
Tin	Fenix Metals	Active
Tin	Laibin Huaxi Smelterring Co.,Ltd	Active
Tin	PT Artha Cipta Langgeng	Active
Tin	PT BilliTin Makmur Lestari	Active
Tin	PT JusTindo	Active
Tin	PT Sumber Jaya Indah	Active
Tin	Rui Da Hung	Active
Tin	Soft Metais, Ltda.	Active
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	Active
Tin	CNMC (Guangxi) PGMA Co. Ltd.	On Standard List
Tin	CV Makmur Jaya	On Standard List
Tin	Estanho de Rondônia S.A.	On Standard List
Tin	Gejiu Kai Meng Industry and Trade LLC	On Standard List
Tin	Gejiu Zi-Li	On Standard List
Tin	Huichang Jinshunda Tin Co. Ltd	On Standard List
Tin	Jiangxi Nanshan	On Standard List
Tin	Linwu Xianggui Smelter Co	On Standard List
Tin	Nankang Nanshan Tin Manufactory Co., Ltd	On Standard List

Metal	Name of Smelter or Refiner	Smelter or Refiner Status
Tin	Novosibirsk Integrated Tin Works	On Standard List
Tin	PT Alam Lestari Kencana	On Standard List
Tin	PT Babel Surya Alam Lestari	On Standard List
Tin	PT Bangka Kudai Tin	On Standard List
Tin	PT Bangka Timah Utama Sejahtera	On Standard List
Tin	PT Fang Di MulTindo	On Standard List
Tin	PT HP Metals Indonesia	On Standard List
Tin	PT Koba Tin	On Standard List
Tin	PT Yinchendo Mining Industry	On Standard List
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	Compliant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	Compliant
Tungsten	Global Tungsten & Powders Corp.	Compliant
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	Compliant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	Compliant
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Compliant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	Compliant
Tungsten	Xiamen Tungsten Co., Ltd.	Compliant
Tungsten	A.L.M.T. TUNGSTEN Corp.	Active
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	Active
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	Active
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	Active
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	Active
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	Active
Tungsten	Sanher Tungsten Vietnam Co., Ltd.	Active
Tungsten	Wolfram Bergbau und Hütten AG	Active
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	Active
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	On Standard List
Tungsten	H.C. Starck GmbH	On Standard List
Tungsten	H.C. Starck Smelting GmbH & Co.KG	On Standard List
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	On Standard List
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	On Standard List
Tungsten	Jiangxi Richsea New Materials Co., Ltd.	On Standard List
Tungsten	Kennametal Fallon	On Standard List
Tungsten	Kennametal Huntsville	On Standard List
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	On Standard List
Tungsten	Zhuzhou Cemented Carbide Group Co., Ltd.	On Standard List

(1)	We note the following in connection with the information contained in the foregoing table:

(a)	The smelters and refiners listed in the table were identified by our suppliers as being part of our 2014 supply chain. Some of our suppliers may have reported to us smelters and refiners that were not in our supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons. In addition, the smelters and refiners reflected above may not be all of the smelters and refiners in our 2014 supply chain, since: (i) we have not included smelter and refiner information that our suppliers reported to us at a “company level,” meaning that they reported to us the Conflict Minerals contained in all of their products, not just the products that they sold to us; (ii) many of our suppliers were unable to identify all of the smelters and refiners used to process the necessary Conflict Minerals content contained in our in-scope products; and (iii) because not all of our suppliers responded to our inquiries.

(b)	The table only includes entities that were listed as smelters or refiners by the CFSI, the LBMA, the RJC or the TI-CMC.

(c)	Smelter or refiner status information in the table is as of May 1, 2015.

(d)	“Compliant” means that a smelter or refiner is listed as compliant with the Conflict-Free Smelter Program’s (“CFSP”) assessment protocols, including through mutual recognition, or is listed as “Re-audit in process” by the CFSI. Included smelters and refiners were not necessarily Compliant for all or part of 2014 and may not continue to be Compliant for any future period. We do not have information on the origin of the Conflict Minerals processed by any of the Compliant smelters and refiners prior to their respective certification dates.

(e)	“Active” is a CFSI designation that means that the smelter or refiner is listed as having submitted a signed Agreement for the Exchange of Confidential Information and Auditee Agreement contracts to the CFSP or, according to information published by the CFSI, the smelter has agreed to complete a CFSP validation audit within two years of membership issuance by the TI-CMC.

(f)	Smelter or refiner status reflected in the table is based solely on information made publicly available by the CFSI, LBMA, RJC and/or TI-CMC, without independent verification by us.

(g)	“On Standard List” means that a smelter or refiner is listed on the CFSI Standard Smelter Names tab, but is not listed as “Compliant” or “Active.”

Country of Origin Information

The countries of origin of the Conflict Minerals processed by the Compliant smelters and refiners listed above may have included the countries listed below. The listed countries of origin are derived from information made available by the CFSI to its members. Except for the DRC, the CFSI does not indicate individual countries of origin of the Conflict Minerals processed by Compliant smelters and refiners. Instead, the CFSI indicates country of origin by category. Compliant smelters and refiners listed above were in each of the categories below:

L1 – Countries that are not identified as conflict regions or plausible areas of smuggling or export of from these regions of Conflict Minerals: Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Canada, Chile, China, Colombia, Cote d’Ivoire, Czech Republic, Djibouti, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Russia, Sierra Leone, Singapore, Slovakia, South Korea, Spain, Suriname, Switzerland, Taiwan, Thailand, United Kingdom, United States, Vietnam and Zimbabwe.

L2 – Countries that are known or plausible countries for smuggling, export out of region or transit of materials containing Conflict Minerals: Kenya, Mozambique and South Africa.

L3 – The DRC and its nine adjoining countries: Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Uganda, United Republic of Tanzania and Zambia.

DRC – The Democratic Republic of the Congo.

In addition, according to information made available by the CFSI to its members, some of the listed smelters and refiners processed Conflict Minerals originating solely from recycled or scrap sources and others processed both recycled and scrap content and newly mined content from one or more of the regions indicated above.

Because the CFSI generally does not indicate individual countries of origin of the Conflict Minerals processed by Compliant smelters and refiners, we were not able to determine the countries of origin of the Conflict Minerals processed by the listed Compliant smelters and refiners with greater specificity. In addition, for some of the listed Compliant smelters and refiners, origin information is not disclosed. We did not determine the countries of origin of the Conflict Minerals processed by other smelters and refiners listed on this Annex A.